EXHIBIT 3.3

PLYMOUTH INDUSTRIAL REIT, INC.

ARTICLES OF AMENDMENT

THIS IS TO CERTIFY THAT:

FIRST: The charter of Plymouth Industrial REIT, Inc., a Maryland corporation (the “Corporation”), is hereby amended to provide that every four (4) shares of Common Stock, $0.01 par value per share, of the Corporation, which were issued and outstanding immediately prior to the Effective Time (as defined below) shall be changed into one issued and outstanding share of Common Stock, $0.01 par value per share.

SECOND: The amendment to the charter of the Corporation as set forth in Article FIRST has been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by the Maryland General Corporation Law.

THIRD: There has been no increase in the authorized stock of the Corporation effected by the amendment to the charter of the Corporation as set forth above

FOURTH: These Articles of Amendment shall become effective at 4:00 p.m., Eastern Time, on May 1, 2017 (the “Effective Time”).

FIFTH: The undersigned officer acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this 1st day of May, 2017.

ATTEST:	PLYMOUTH INDUSTRIAL REIT, INC.

By: /s/ Pendleton P. Wright, Jr.	By: /s/ Jeffrey E. Witherell
Name: Pendleton P. Wright, Jr.	Name: Jeffrey E. Witherell
Title: Secretary	Title: Chief Executive Officer